Exhibit 10.5

Date:	March 13, 2014
Subject:	Promotion and Assignment change

Steve,

I am enthusiastic about offering you a new assignment, as we discussed.  And as discussed, there will be two distinct phases to this assignment.  On a longer term basis, your new position will be Senior Vice President, International Operations, reporting to me.  In that position, you will have responsibility for our contract operations and aftermarket services businesses in the Eastern Hemisphere and Latin America.  This assignment will begin upon completion of the interim assignment described below.

On an interim basis, starting May 1, you will assume the position of Vice President, Sales and Business Development, Eastern Hemisphere, reporting to me.  In this interim position, you will have responsibility for the sales and business development teams and activities related to our sold product businesses in the Eastern Hemisphere, supporting large scale contract operations and aftermarket services business growth, when requested by the operations organization, and assisting with the efforts to recruit a successor for this position.

Effective, May 1, your 2014 compensation package will be:

•	Base Salary:	$350,000 annually

•	Short-Term Incentive Target (STI):	70%, or $245,000 annually

•	Long-Term Incentive Target (LTI):	$500,000

In addition, you will receive a one-time LTI grant of $400,000 in Exterran Restricted Stock, subject to the approval of the Compensation Committee.

Your benefits will not change.  You will receive revised Change of Control and Severance Benefit Agreements.

Your work location will be in Houston.  It is anticipated that you will spend much of the first 3-6 months working out of the Dubai offices or traveling.  While you are in Dubai, Exterran will provide you and your spouse with a furnished apartment, a car and a $10,000 one-time settling in allowance.  In addition to your temporary relocation and return trips, you will each have the opportunity to take one business class trip to Houston at company expense.

Steve, I’m looking forward to an exciting 2014 and am counting on you and your team to deliver outstanding results.  Again, congratulations on your promotion! I am also very much looking forward to you joining the executive leadership team.

Sincerely,

By:	/s/ D. BRADLEY CHILDERS
D. Bradley Childers
President and Chief Executive Officer